Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Rodney Carter, Senior Vice President and Chief Financial Officer (858) 202-7848

PETCO Reports Second Quarter Fiscal 2004 Results

•	Net Earnings Increase 34% to $0.33 Per Diluted Share over the Prior Year Pro Forma

•	Comparable Store Sales Increase 6.7%

•	Raising 2004 Earnings Outlook to $1.48 – $1.49 per Diluted Share

SAN DIEGO—August 18, 2004—PETCO Animal Supplies, Inc. (Nasdaq: PETC) today reported financial results for the second quarter ended July 31, 2004. The Company also provided its guidance for the third quarter and full fiscal year 2004.

Second Quarter Results

Net sales in the second quarter of 2004 were $438.5 million with a comparable store net sales increase of 6.7%. The comparable store net sales increase in the period comes on top of a 6.1% increase in the prior year’s second quarter. Overall, net sales increased 12.9% over the second quarter of fiscal 2003.

Net earnings for the second quarter increased to $19.3 million, or $0.33 per diluted share, compared with net earnings of $13.5 million, or $0.23 per diluted share, in the prior year second quarter.

The second quarter of 2003 included $1.6 million of non-cash debt retirement costs resulting from an early repayment of a portion of the Company’s long-term senior credit facility.

Excluding this item and related tax effect, pro forma net earnings for the second quarter of 2003 were $14.4 million, or $0.25 per diluted share. On a comparable basis, net earnings for the second quarter of 2004 increased 34% over the prior year period pro forma net earnings.

“The 6.7% comparable store net sales increase we achieved in the second quarter again highlights the consistency and resilience of our business and continues our strong comparable store sales growth trend, now in its twelfth year,” commented PETCO’s Chairman, Brian K. Devine.

“Our strong comp sales drove a 34% increase in quarterly net earnings to $0.33 per diluted share,” commented PETCO’s Chief Executive Officer, James M. Myers. “We will continue to execute our industry leading growth strategies delivering innovative solutions to our pet-loving customers.”

First Half Results

Net sales in the first half of 2004 were $864.4 million with a comparable store net sales increase of 6.5%. The comparable store net sales increase comes on top of a 5.3% increase in the prior year period. Overall, net sales increased 13.3% year to date.

Net earnings for the first half of 2004 were $35.1 million, or $0.60 per diluted share compared with net earnings of $24.6 million, or $0.42 per diluted share, in the prior year period.

The first half of 2003 included $1.6 million of non-cash debt retirement costs resulting from an early repayment of a portion of the Company’s long-term senior credit facility.

Excluding this item and related tax effects, pro forma net earnings for the first half of fiscal 2003 were $25.5 million, or $0.44 per diluted share. On a comparable basis, net earnings for the first half of 2004 increased 38% over the prior year period pro forma net earnings.

Rising Gross Profit and Operating Margins

Gross profit margin improved 120 basis points to 34.6% in the second quarter of 2004. Continued change in mix from lower-margin pet food sales to higher margin categories and improvements in pet food margins, contributed to margin growth. Offsetting margin gains were store closing costs for planned store closures, as well as distribution costs related to higher fuel prices and increased transportation costs. These factors combined to produce a 30 basis point improvement in gross profit margin. In addition, this margin performance includes the effects of the adoption of EITF 02-16, which resulted in a 90 basis point increase, as described below.

Operating income for the second quarter increased 22% to $36.8 million, compared with $30.2 million in the prior year second quarter. Operating income as a percentage of sales increased 60 basis points to 8.4% in the second quarter of 2004 compared to 7.8% in the second quarter of 2003.

“PETCO’s strong operating margins reflect the successful execution of our long-term growth strategies and further enable us to reinvest in our business and implement such initiatives as our remodel program and the opportunistic acquisition of selected locations,” commented Rodney Carter, Senior Vice President and Chief Financial Officer. “During the second quarter, we were active on both of these fronts, and we believe they will generate competitive advantages that will enhance shareholder value well into the future.”

Adoption of Emerging Issues Task Force Consensuses Nos. 02-16 and 03-10

Emerging Issues Task Force Consensus No. 02-16 (EITF 02-16) addresses the accounting for consideration received from suppliers. As required by the transition provisions, the Company adopted EITF 02-16 in the first quarter of 2003, for supplier arrangements entered into or modified subsequent to December 31, 2002. This results in the initial deferral of vendor support as a reduction of inventory which is realized into cost of sales as the related inventory is sold. Because the Company follows a practice of continually negotiating new arrangements with suppliers, the effects of this accounting change were phased in over the course of fiscal 2003. As of the beginning of fiscal 2004, substantially all supplier arrangements are now accounted for under the new rules. The phased in effect of the adoption of the standard in 2003 affects year-over-year financial comparisons to a progressively lesser degree each quarter over the course of 2004. The effect of the adoption of EITF 02-16 resulted in a 90 basis point increase in gross margin and a 60 basis point increase in selling, general and administrative expenses in the second quarter of 2004.

During the first quarter of 2004, the Company adopted EITF 03-10, a follow-on to EITF 02-16. This change results in sales incentives received from vendors being reflected as a reduction of both net sales and cost of sales and occupancy costs and has no effect on the Company’s earnings or balance sheet. Prior year financial statements have been reclassified to comply with EITF 03-10. As a result, net sales and cost of sales and occupancy costs have been reduced by an aggregate of $11.1 million in the second quarter of 2004, and an aggregate of $10.2 million has been similarly reclassified in last year’s second quarter.

Store Expansion Program

PETCO opened 21 new stores during the second quarter of fiscal 2004. The addition of 16 new stores during the period, net of relocations and closings, increased the store base to 685 locations. PETCO will continue to advance its national brand presence in 2004 by opening approximately 90 new stores, or 70 new stores net of relocations and closings, with approximately 40 openings planned for the third quarter.

In the second quarter of 2004, PETCO completed 16 remodels of existing stores and now has 265 stores in its latest store format. The Company plans to continue with this strategic initiative in the second half of fiscal 2004 by remodeling up to an additional 25 existing stores.

Outlook for the Third Quarter and Full Fiscal Year 2004

The Company currently expects a comparable store net sales increase of approximately 5% - 6% in the third quarter of fiscal 2004. This anticipated increase in comparable store net sales would come on top of the 6.0% increase achieved in the third quarter of fiscal 2003. Due primarily to the strong sales results it is achieving, the Company currently expects third quarter earnings per diluted share in the range of $0.33 - $0.34. The Company now expects diluted earnings per share in the range of $1.48 - $1.49 for the full fiscal year 2004, representing an increase of more than 25% over the prior year and up from previous guidance of $1.43 - $1.44 per diluted share.

About PETCO Animal Supplies

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well-being for companion animals, and to support the human-animal bond. PETCO generated net sales of more than $1.6 billion in fiscal 2003. It operates 685 stores in 45 states and the District of Columbia, as well as a leading destination for on-line pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $18 million in support of more than 2,000 non-profit grassroots animal welfare organizations around the nation.

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors, such as performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations and dependence on senior management, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended January 31, 2004.

PETCO Animal Supplies, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	As Reported		Pro Forma
	Quarter Ended 7/31/2004	Quarter Ended 8/2/2003	Quarter Ended 7/31/2004	Quarter Ended 8/2/2003
Net sales	$438,486	$388,221	$438,486	$388,221
Cost of sales and occupancy costs	286,744	258,450	286,744	258,450

Gross profit	151,742	129,771	151,742	129,771
Selling, general and administrative expenses	114,921	99,589	114,921	99,589

Operating income	36,821	30,182	36,821	30,182
Interest expense, net	4,928	7,090	4,928	7,090
Debt retirement costs	—	1,572	—	—

Earnings before income taxes	31,893	21,520	31,893	23,092
Income taxes	12,586	8,042	12,586	8,655

Net earnings	$19,307	$13,478	$19,307	$14,437

Net earnings per common share, basic	$0.34	$0.23	$0.34	$0.25
Net earnings per common share, diluted	$0.33	$0.23	$0.33	$0.25
Basic weighted average number of common shares	57,512	57,409	57,512	57,409
Diluted weighted average number of common shares	58,455	58,176	58,455	58,176

This earnings release includes information presented on a pro forma basis. These pro-forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP-based financial measure.

PETCO Animal Supplies, Inc.

Reconciliation of GAAP to Pro Forma Net Earnings per Common Share

(Unaudited, in thousands, except per share data)

	Quarter Ended 7/31/2004	Quarter Ended 8/2/2003
GAAP net earnings	$19,307	$13,478
Adjustments:
Debt retirement costs	—	1,572
Tax effect	—	(613)

Pro forma net earnings	$19,307	$14,437

GAAP net earnings per common share, diluted	$0.33	$0.23
Pro forma net earnings per common share, diluted	$0.33	$0.25

Diluted weighted average number of shares (GAAP and Pro forma)	58,455	58,176

PETCO Animal Supplies, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	As Reported		Pro Forma
	26 Weeks Ended 7/31/2004	26 Weeks Ended 8/2/2003	26 Weeks Ended 7/31/2004	26 Weeks Ended 8/2/2003
Net sales	$864,363	$762,873	$864,363	$762,873
Cost of sales and occupancy costs	566,616	514,043	566,616	514,043

Gross profit	297,747	248,830	297,747	248,830
Selling, general and administrative expenses	229,998	193,909	229,998	193,909

Operating income	67,749	54,921	67,749	54,921
Interest expense, net	9,857	13,667	9,857	13,667
Debt retirement costs	—	1,572	—	—

Earnings before income taxes	57,892	39,682	57,892	41,254
Income taxes	22,828	15,125	22,828	15,738

Net earnings	$35,064	$24,557	$35,064	$25,516

Net earnings per common share, basic	$0.61	$0.43	$0.61	$0.44
Net earnings per common share, diluted	$0.60	$0.42	$0.60	$0.44
Basic weighted average number of common shares	57,491	57,393	57,491	57,393
Diluted weighted average number of common shares	58,452	58,076	58,452	58,076

This earnings release includes information presented on a pro forma basis. These pro-forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP-based financial measure.

PETCO Animal Supplies, Inc.

Reconciliation of GAAP to Pro Forma Net Earnings per Common Share

(Unaudited, in thousands, except per share data)

	26 Weeks Ended 7/31/2004	26 Weeks Ended 8/2/2003
GAAP net earnings	$35,064	$24,557
Adjustments:
Debt retirement costs	—	1,572
Tax effect	—	(613)

Pro forma net earnings	$35,064	$25,516

GAAP net earnings per common share, diluted	$0.60	$0.42
Pro forma net earnings per common share, diluted	$0.60	$0.44

Diluted weighted average number of shares (GAAP and Pro forma)	58,452	58,076

PETCO Animal Supplies, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	July 31, 2004 (Unaudited)	January 31, 2004
ASSETS
Cash and cash equivalents	$79,181	$62,201
Receivables	15,411	12,514
Inventories	151,756	139,513
Deferred tax assets	14,028	12,047
Other current assets	11,182	12,907

Total current assets	271,558	239,182
Fixed assets, net	266,224	256,347
Goodwill	40,179	40,289
Other assets	18,616	16,044

	$596,577	$551,862

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$62,959	$63,773
Accrued expenses	128,737	124,483
Other current liabilities	1,929	1,920

Total current liabilities	193,625	190,176
Long-term debt, excluding current portion	138,660	139,370
Senior subordinated notes payable	120,000	120,000
Deferred rent and other liabilities	55,384	49,183

Total liabilities	507,669	498,729
Stockholders’ equity	88,908	53,133

	$596,577	$551,862